Exhibit 99.1

News Release
2 North Riverside Plaza, Suite 1250 • Chicago IL 60606 • 800-458-2235 •www.freightcaramerica.com

For Release: October 6, 2008	Contact: Kevin Bagby (800) 458-2235
FreightCar America, Inc. Announces New Secured Credit Facility and
Amendment of Existing Revolving Credit Facility
Chicago, IL, October 6, 2008 – FreightCar America, Inc. (NASDAQ: RAIL) announced today that it has entered into a new senior secured revolving credit facility for $60 million through its subsidiary JAIX Leasing Company. The facility will be used for general corporate purposes, including the financing of railcars to be leased. Simultaneously, the Company reduced the commitments under its existing revolving credit facility from $100 million to $50 million to meet expected borrowing needs.
“This new facility provides us with the financial flexibility to support our strategic and tactical initiatives,” stated Chris Ragot, President and Chief Executive Officer of FreightCar America. “In today’s challenging credit market, FreightCar America’s ability to secure credit is a testament to the strength of the Company’s balance sheet and growth prospects.”
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.
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